Exhibit 10.1
CONSULTING AGREEMENT
          This Agreement, made February 27, 2009 and effective as of January 1, 2009 (the “Effective Date”) by and between Cardiogenesis Corporation, a California corporation, with its principal place of business at 11 Musick, Irvine, California 92618 (the “Company”), and Dr. Marvin Slepian, (“Consultant”) located at 2540 North Yellow Flower Trail, Tucson, AZ 85715.
RECITAL
          Consultant desires to perform, and the Company desires to have Consultant perform, consulting services as an independent contractor to the Company.
          NOW, THEREFORE, the parties agree as follows:
          1. Services.
               (a) Request. From time to time during the Period of Consultancy (as defined below), the Company may request Consultant to provide certain services to the Company; provided, however, that the Company has no obligation to request Consultant to perform any services, and if such a request is made by the Company, Consultant has no obligation to agree to perform such services. The Company’s request will be made by use of the form attached hereto as Exhibit A (the “Project Description”) and will specify the services to be performed and the specific results to be achieved (the “Services”), each of which Project Descriptions when completed and signed by the Company and Consultant will become automatically incorporated herein.
               (b) Performance. Upon agreement between Consultant and the Company to the specific Services, compensation and completion date terms by preparation and execution of a Project Description relating thereto, Consultant will perform the specific Services provided therein. Consultant agrees to use best efforts to perform the Services during the Period of Consultancy.
               (c) Period of Consultancy. The “Period of Consultancy” will commence on the Effective Date and will terminate on December 31, 2009.
               (d) Payment. As sole compensation for the performance of the Services, the Company will pay Consultant as per the plan outlined in Exhibit A, plus all reasonable out -of -pocket expenses, including travel. Any expenses incurred by Consultant in performing the Services must be approved in advance and adhere to Company’s travel policy. Consultant will receive no royalty or other remuneration on the production or distribution of any products developed by the Company or by Consultant in connection with or based upon the Services (“Products”).

          2. Relationship of Parties.
               (a) Independent Contractor. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, the Company by contract or otherwise. Consultant will perform the Services under the general direction of the Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law. The Company has no right or authority to control the manner or means by which the Services are accomplished.
               (b) Employment Taxes and Benefits. Consultant will report as self-employment income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement. Consultant will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by the Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for the Company’s employees.
          3. Property of The Company.
               (a) Definitions. For the purposes of this Agreement:
                    (i) “Designs and Materials” means all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by Consultant alone or with others which result from or relate to the Services.
                    (ii) “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.
               (b) Assignment of Ownership. Consultant hereby irrevocably transfers and assigns any and all of Consultant’s right, title, and interest in and to Designs and Materials, including but not limited to all patent rights, copyrights, trademarks and trade secrets, to the Company. Designs and Materials will be the sole property of the Company and the Company will have the sole right to determine the treatment of any Designs and Materials, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in its own name, or to follow any other procedure that the Company deems appropriate. Consultant will:
                    (i) disclose promptly in writing to the Company all Designs and Materials

                    (ii) cooperate with and assist the Company to apply for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark or other statutory protection for Designs and Materials in the Company’s name as the Company deems appropriate, provided that the Company will reimburse Consultant any reasonable costs incurred by Consultant, and Consultant’s normal billing rate for reasonable time incurred, in connection therewith; and
                    (iii) otherwise treat all Designs and Materials as “Confidential Information,” as defined below. The obligations of Consultant to so disclose, assist, and execute will survive until the earlier of five years following any expiration or termination of this Agreement, or Consultant’s death or disability.
               (c) Moral Rights Waiver. Consultant hereby irrevocably transfers and assigns to the Company any and all Moral Rights that Consultant may have in any Services, Designs and Materials or Products. Consultant also hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all Moral Rights Consultant may have in any Services, Designs and Materials or Products, even after expiration or termination of the Period of Consultancy.
          4. Confidential Information. Consultant acknowledges that Consultant will acquire information and materials from the Company and knowledge about the business, products, programming techniques, experimental work, customers, clients and suppliers of the Company and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of Consultant or that the Company regularly gives to third parties without restriction on use or disclosure. Consultant agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. Consultant further agrees to take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information in Consultant’s possession, including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.
          5. Indemnification.
               (a) By Consultant. To the extent determined by a tribunal of competent jurisdiction (arbitral or judicial), not subject to further appeal, Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or resulting from:
                    (i) any action by a third party against the Company to the extent based on any claim that any Services performed under this Agreement, or their results, infringe a patent, copyright or other proprietary right or violate a trade secret; and

                    (ii) any action by a third party to the extent based on any negligent act or omission or willful conduct of Consultant which results in: (i) any bodily injury, sickness, disease or death; (ii) any injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance, or regulation.
               (b) By The Company. To the extent legally permitted, and not in derogation of the obligations of Consultant under Section 5(a) hereof: (i) Consultant will be considered as subject to the indemnity provisions of the Company’s Articles of Incorporation and Bylaws, and (ii) the Company will indemnify Consultant and hold Consultant harmless from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or resulting from any action by a third party against the Company or Consultant, or both, in connection with or based upon the performance by Consultant of the Services, or their result.
          6. Termination and Expiration.
               (a) Breach. Either party may terminate this Agreement in the event of a breach by the other party of this Agreement if such breach continues uncured for a period of ten (10) days after written notice.
               (b) At Will. Either party may terminate this Agreement in whole or in part at its convenience upon ten (10) days written notice to the other party. Such termination shall be effective in the manner and upon the date specified in said notice and shall be without prejudice to any claims which one party may have against the other. Upon termination, Company will pay Consultant those amounts due to Consultant for Services actually completed. Company will also reimburse those expenses of Consultant which were authorized pursuant to the terms of this Agreement and which were incurred prior to termination.
               (c) Expiration. Unless terminated earlier, this Agreement will expire at the end of the Period of Consultancy.
               (d) No Election of Remedies. The election by either party to terminate this Agreement in accordance with its terms will not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity will survive any termination.
          7. Effect of Expiration or Termination. Upon the expiration or termination of this Agreement for any reason:
               (a) Each party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration or termination of this Agreement will not relieve Consultant of Consultant’s obligations under Sections 2(b), 3, 4, 5(a), 8, 9(b) and 10 hereof, nor the Company from its obligations under Section 1 hereof to pay Consultant amounts due but not then paid, and under Section 5(b) and 10 hereof, nor will expiration or termination relieve Consultant or the Company from any liability arising from any breach of this Agreement; and

               (b) Consultant will promptly notify the Company of all Confidential Information, including but not limited to the Designs and Materials, in Consultant’s possession and, at the expense of Company and in accordance with the Company’s instructions, will promptly deliver to the Company all such Confidential Information.
          8. Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
          9. Covenants.
               (a) Pre-existing Obligations. Consultant represents and warrants that Consultant is not under any pre-existing obligation inconsistent with the provisions of this Agreement.
               (b) Solicitation of Employment. Because of the trade secret subject matter of the Company’s business, Consultant will not solicit the services of any of the employees, consultants, suppliers or customers of the Company for the Period of Consultancy and for six (6) months thereafter.
          10. Consultant’s Warranties. Consultant warrants and represents that it will provide Services with the experience and skill required hereunder and that it shall provide Services in accordance with generally accepted professional standards; and that it is adequately financed to meet all financial obligations it may be required to meet hereunder. The Consultant is not aware of anyone who has exclusive rights to its services or the services of its employees. In connection with the performance of the Services, neither the Consultant nor its employees will compromise any rights of others, or any trust relationships with any other party, nor are they creating a conflict of interest or any possibility thereof for the Consultant, its employees or for the Company. Consultant agrees that during the period that it is retained as a consultant to the Company, it and its employees, representatives and agents performing work hereunder will not, without the Company’s prior written consent, engage in any employment or activity (whether as a consultant, advisor or otherwise) in any business competitive with the Company. Furthermore, Consultant agrees that Consultant and any individual or entity under Consultant’s direct or indirect control will not solicit or in any manner encourage employees of the Company to leave its employ.
          11. Inventions, Patents and Technology. The Consultant shall promptly and fully disclose to the Company any and all inventions, improvements, discoveries, developments, original works of authorship, trade secrets or other intellectual property conceived, developed or reduced to practice by Consultant during the term of this Agreement and in any way relating to (a) the actual or anticipated research and development of the Company, or (b) the services performed by the Consultant under this Agreement (the “Information”). The Consultant shall treat all of the Information as the proprietary property of the Company. The Consultant agrees to assign, and does hereby assign, to the Company and its successors and assigns, without further consideration, the Consultant’s entire right, title and interest in and to the Information whether or not patentable or copyrightable. The Consultant further agrees to execute all applications for patents and/or copyrights, domestic or foreign, assignments and other papers necessary to secure and enforce rights related to the Information. The parties acknowledge that all original works of authorship which are made by the Consultant within the scope of its consulting services and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA Section 101). The Consultant shall (x) provide the Company with a copy of a written agreement with each of its employees prior to their working hereunder through which all rights to Information conceived, developed or reduced to practice by Consultant’s employees within the scope of employment by Consultant in performance of this Agreement are owned by Consultant and thereby subject to the preceding assignment or (y) require that the persons it provides to perform the Services under this Agreement shall execute an instrument assigning such Information to the Company prior to commencing work under this Agreement.
          12. General.
               (a) Assignment. Consultant may not assign Consultant’s rights or delegate Consultant’s duties under this Agreement either in whole or in part without the prior written consent of the Company. Any attempted assignment or delegation without such consent will be void.
               (b) Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
               (c) Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.
               (d) Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflict of laws. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect. The Consultant agrees that in carrying out its duties and responsibilities under this Agreement, it will neither undertake nor cause, nor permit to be undertaken, any activity which either (a) is illegal under any laws, decrees, rules or regulations in effect in either of the United States or (b) would have the affect of causing the Company to be in violation of any laws, decrees, rules or regulations in effect in either of the United States.
               (e) Notices. Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, to the address specified below or such other address as the party specifies in writing. Such notice will be effective upon its mailing as specified.
               (f) Complete Understanding; Modification. This Agreement, together with each version of Exhibit A executed by the parties, constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto. IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

CARDIOGENESIS CORPORATION,		CONSULTANT:
a California corporation:

By:	/s/ Richard Lanigan	/s/ Dr. Marvin Slepian

	Richard Lanigan, President	Dr. Marvin Slepian
	11 Musick	2540 North Yellow Flower Trail
	Irvine, CA 92618	Tucson, AZ 85715

EXHIBIT A
PROJECT DESCRIPTION
This Project Description is issued under and subject to all of the terms and conditions of the Consulting Agreement effective as of January 1, 2009 by and between Cardiogenesis Corporation (the “Company”) and Dr. Marvin Slepian (“Consultant”).
Services to include:
1.	Direct interface with FDA staff in support of company initiatives.

2.	Oversight of basic and clinical scientific initiatives
a.	protocol development

b.	publication and statistical plan
3.	Input in the development of Education, Marketing and Sales (EMS) efforts aimed at growing TMR with the Cardiologist as the target (e.g. develop scientific presentations, magazines and national meetings).

4.	Provide access and entry to targeted hospitals, cath labs and prominent cardiologists on behalf of Cardiogenesis.

5.	Prepare and present educational presentations on behalf of Cardiogenesis.
Compensation: $50,000 annually, i.e. approx. 3 days/monthly, including 1-2 presentations quarterly. Monthly payments within 5 days of the end of the month.
Any deviation to this schedule must be agreed in writing, by both parties, prior to the event.

CARDIOGENESIS CORPORATION:	CONSULTANT:

By:	By: